EXHIBIT 99.2

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

Alexandria Real Estate Equities, Inc.

Announces

Pricing of $400 million of 3.70% convertible notes due 2027

PASADENA, CA. — January 11, 2007 — Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that it has priced a private offering of $400 million aggregate principal amount of 3.70% convertible notes due 2027 (the “Notes”), plus up to an additional $60 million aggregate principal amount of the Notes that may be issued at the option of the initial purchasers within 30 days of the initial issuance of the Notes.

The Notes will have an initial conversion rate of approximately 8.4774 common shares per $1,000 principal amount of the Notes, representing a conversion price of approximately $117.96 per share of the Company’s common stock and a conversion premium of approximately 20% based on the last reported sale price of $98.30 per share of the Company’s common stock on January 10, 2007.  The Notes will be senior unsecured obligations of the Company and will be convertible upon the occurrence of certain events into cash or a combination of cash and shares of the Company’s common stock.  The closing of the sale of the Notes is expected to occur on January 17, 2007.

The Company expects the net proceeds from this offering will be used to reduce the outstanding balance on our unsecured line of credit. The Company may then borrow from time to time under our unsecured line of credit to provide funds for general working capital and other corporate purposes, including the acquisition of additional life science properties and the redevelopment and development of existing or new properties.

The Notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes and any Company common shares that may be issued upon conversion of the Notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release contains forward-looking statements within the meaning of the federal securities laws. The Company’s actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s Form 10-K Annual Report and other periodic reports filed with the Securities and Exchange Commission.

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